Filed Pursuant to Rule 424(b)(3)
Registration No. 333-215272

COTTONWOOD COMMUNITIES, INC.
SUPPLEMENT NO. 13 DATED DECEMBER 22, 2020
TO THE PROSPECTUS DATED OCTOBER 15, 2019

This document supplements, and should be read in conjunction with, the prospectus of Cottonwood Communities, Inc. dated October 15, 2019, as supplemented by supplement no. 7 dated April 17, 2020, supplement no. 8 dated May 18, 2020, supplement no. 9 dated August 3, 2020, supplement no. 10 dated August 18, 2020, supplement no. 11 dated November 17, 2020, and supplement no. 12 dated December 4, 2020. As used herein, the terms “we,” “our” and “us” refer to Cottonwood Communities, Inc. and, as required by context, Cottonwood Communities O.P., LP, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the temporary suspension of this offering and our share repurchase program.

Temporary Suspension of Our Primary Offering, Share Repurchase Program, and Distribution Reinvestment Plan

In connection with our evaluation of potential stock-for-stock business combinations (the “Mergers”) that would be material to our operations, on December 22, 2020, our board of directors approved, effective immediately, the temporary suspension of (i) the primary portion of this offering (the "Primary Offering”); (ii) our share repurchase program ("SRP"); and (iii) our distribution reinvestment plan ("DRP").

Subscription agreements will be accepted only if they are signed and dated, fully funded and in good order on or before the close of business on December 21, 2020.

As a result of the suspension of the SRP, no redemptions will be honored for the fourth quarter of 2020 and any pending requests will remain in the queue, unless rescinded, and considered when the program is resumed at a later date. Due to the suspension of the DRP, all subsequent distributions, including those distributions declared for record dates prior to December 22, 2020, will be paid in cash. Participants in the DRP are encouraged to review their address of record for distributions and contact DST Systems, Inc., our transfer agent, with any updates. They can be reached by phone at 844.422.2584.

The Primary Offering, the SRP and the DRP shall remain suspended until such time as the board of directors may approve the resumption of the Primary Offering, the SRP and the DRP.

ADDITIONAL INFORMATION ABOUT THE MERGERS

If we determine to pursue the Mergers, we will prepare and file with the SEC registration statements on Form S-4 and/or information statements regarding the Mergers. The registration statements will contain a joint proxy statement and prospectus and other related documents. A joint proxy statement and prospectus will be mailed to stockholders as applicable and will contain important information about the Mergers and related matters. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT AND PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AS APPLICABLE AND OTHER RELEVANT DOCUMENTS FILED BY US WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGERS. Investors will be able to obtain free copies of the registration statement, the joint proxy statement and prospectus and other relevant documents filed by us with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov. In addition, these materials will also be available free of charge by accessing our website (http://www.cottonwoodcommunities.com/).

This supplement shall not constitute an offer to sell or the solicitation of an offer to buy any securities related to the Mergers, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in the Mergers shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

FORWARD-LOOKING STATEMENTS

This supplement contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; no assurance can be given that these expectations will be attained. Factors that could cause actual results to differ materially from these expectations include, but are not limited to, the risk that the proposed mergers will not be consummated; risks related to disruption of management’s attention from the ongoing business operations due to the proposed mergers; the potential adverse impact of the ongoing pandemic related to COVID-19 and the related measures put in place to help control the spread of the virus on the operations of the company and its tenants, which impact remains uncertain; availability of suitable investment opportunities; changes in interest rates; the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely affect the business of the company; and other factors, including those set forth in the Risk Factors section of the prospectus, and other reports filed by the company with the SEC, copies of which are available on the SEC’s website, www.sec.gov. We undertake no obligation to update these statements for revisions or changes after the date of this supplement, except as required by law.
2